Exhibit 10.3

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 28th day of September, 2016, by and among STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), WINKLEVOSS BITCOIN TRUST, a Delaware statutory trust having its principal office and place of business at Farmers Bank Building, 301 N. Market Street, Suite 1463, Wilmington, DE 19801 (the “Trust”), and, solely with respect to Section 2.1 hereof, DIGITAL ASSET SERVICES, LLC, a Delaware limited liability company having its principal place of business at 301 N. Market Street, Suite 1463, Wilmington, Delaware 19801 (the “Sponsor”).

WHEREAS, the Trust is organized pursuant to its Amended and Restated Declaration of Trust (the “Trust Agreement”) between the Sponsor and Delaware Trust Company as Trustee;

WHEREAS, the offer and sale of the shares of beneficial interest (“Shares”) of the Trust will be registered with the U.S. Securities and Exchange Commission (the “SEC”) by means of the Trust’s registration statement on Form S-1, which will be filed and effective as of the date of such offer and sale (on such present form, any subsequent amendment thereto or any later effective registration statement, the “Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”);

WHEREAS, the Trust is an exchange-traded product and will issue and redeem Shares only in aggregations of Shares known as “Baskets” as described in the Registration Statement (“Baskets”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the Sponsor, as sponsor of the Trust, as accepted by the Transfer Agent, are eligible to place orders for Baskets;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares; and

WHEREAS, the Trust desires to appoint the Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and the Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Baskets and dividend disbursing agent of the Trust.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the Trust on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)	receive and process orders for the purchase of Baskets from the Authorized Participants, which orders for purchase have been accepted by the Sponsor, prior to such processing, and promptly deliver appropriate documentation thereof to the custodian of the Trust, Gemini Trust Company, LLC (the “Custodian”);

(iii)	generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)	receive and process redemption requests and redemption directions from the Authorized Participants or the Sponsor on behalf of the Trust, which redemption requests and redemption directions have been accepted by the Sponsor, prior to such processing, and promptly deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)	at the appropriate time as and when it receives notification from the Custodian with respect to any redemption, cause to be paid over in the appropriate manner such bitcoin, if any, to the redeeming Authorized Participant as instructed by the Sponsor;

(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust;

(viii)	record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)	maintain and manage, as agent for the Trust, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Basket purchases and redemptions and the payment of the Trust’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks reasonably deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)	execute any stock split, reverse stock split or similar corporate action with respect to the Trust’s Shares, upon receipt of proper instructions from the Sponsor;

(xi)	process any request from an Authorized Participant to change its account registration; and

(xii)	except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of the Trust or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

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1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay (or cause the Sponsor to pay) such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Baskets in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4	Authorized Persons. The Trust hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Sponsor, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Baskets. The Trust agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Baskets received by it after the order cut-off time as set forth in the Registration Statement or such earlier time as designated by the Trust (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Trust’s Registration Statement, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s offering and sale of Baskets at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Baskets and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Baskets or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Sponsor shall be solely responsible for the Trust’s “blue sky” compliance and state registration requirements. The Transfer Agent’s responsibility for state transaction reporting is solely limited to providing a third-party vendor with the total number of Shares sold in each state.

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1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, any Baskets, any Shares, a beneficial owner thereof, an Authorized Participant, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, the Baskets, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide at its own expense the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

3.2	It has the requisite power and authority and is permitted by applicable law to enter into and perform this Agreement;

3.3	No legal or administrative proceedings have been instituted or threatened which would materially impair its ability to perform its duties and obligations under this Agreement;

3.4	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it; and

3.5	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Transfer Agent that:

4.1	It is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	It has the requisite power and authority under applicable laws and its organizational documents to enter into and perform this Agreement;

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4.3	No legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement;

4.4	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

4.5	The Registration Statement is currently effective (or will become effective prior to the commencement of services) and will remain effective, and all required state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale;

4.6	It (i) is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), and (ii) will notify the Transfer Agent if it intends to register as an “investment company” under the 1940 Act; and

4.7	Where information provided by the Trust or a Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data (“Customer Information”) maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trust. In no event shall Customer Information be deemed Proprietary Information. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents, to:

(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

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(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall work in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Baskets or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	RESERVED

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7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1	In carrying out the provisions of this Agreement, the Transfer Agent shall at all times act in good faith and without negligence and agrees to exercise the reasonable level of skill, care and diligence expected of a professional provider of transfer agency services in carrying out all of its duties and obligations under this Agreement; but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused solely by the Transfer Agent’s negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2	In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust, including but not limited to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2017 and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis. In no event shall any party hereto be liable for any special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.3	The Transfer Agent shall have no obligation to supervise or monitor the Trust, the Sponsor, the Custodian, any Authorized Participant, or any other third party. Furthermore, the Transfer Agent shall have no responsibility to evaluate or validate any information provided to it by the Trust, the Sponsor, the Custodian, any Authorized Participant, or any other third party, and shall be without liability for any loss or damage suffered as a result of the Transfer Agent’s reasonable reliance on and utilization of such information.

8.	INDEMNIFICATION

8.1	The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)	the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;

(iii)	the Trust’s lack of good faith, negligence or willful misconduct;

(iv)	reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data,

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stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Sponsor, the Trust or its officers or the Trust’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Trust or the Sponsor with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)	the offer or sale of Baskets in violation of any requirement under federal or state securities laws or regulations requiring that such Baskets be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Baskets;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust, Basket or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including reasonable legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2	At any time the Transfer Agent may apply to any officer of the Trust or to the Sponsor for instructions, and may consult with legal counsel (which may be Trust counsel or Sponsor counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust or the Sponsor.

9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

9.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent a copy of the Trust Agreement of the Trust and all amendments thereto.

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9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and shall at all times during the regular business hours of the Transfer Agent be open for inspection by duly authorized officers, employees or agents of the Trust, and will be surrendered promptly to the Trust on and in accordance with its request. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay or cause the Sponsor to pay the Transfer Agent for the Transfer Agent’s reasonable time and expenses, as well as the reasonable fees and expenses of the Transfer Agent’s counsel, incurred in such production.

10.	CONFIDENTIALITY AND USE OF DATA

10.1	All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. With respect to the Trust and the Sponsor, confidential information includes, without limitation, private keys and the related security infrastructure of the Custodian, information concerning the Trust and the Sponsor’s operations, markets, products, product specifications, designs, documentation, technical data, trade secrets, processes, computer programs (in object or source code form), know-how, techniques, sketches, ideas, schematics, drawings, apparatus, equipment, concepts, works in process, technology, models, inventions, material data, business methods, business policies, business plans, research and development, financial condition, results of operations, strategies, and contracts. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

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10.2	(i) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 10.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(ii) Except as expressly contemplated by this Agreement, nothing in this Section 10.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed data pursuant to this section 10.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

10.3	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending December 31, 2018 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, the Trust or the Transfer Agent may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. The Transfer Agent may terminate this Agreement immediately upon notice to the Trust in the event it is required to do so by a regulator with authority over the Transfer Agent. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust, the Trust shall pay (or cause the Sponsor to pay) the Transfer Agent its compensation due and shall reimburse (or cause the Sponsor to reimburse) the Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Trust’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust, the Trust shall pay (or cause the Sponsor to pay) the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Trust) and shall reimburse (or cause the Sponsor to reimburse) the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Trust’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) a merger of the Trust into, or the consolidation of the Trust with, another entity, or (b) the sale by the Trust of all, or substantially all, of its assets to another entity, in each of (a) and (b) where the Transfer Agent is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement. In the event of the Trust’s termination of the Agreement for any reason, the Transfer Agent shall return any cash or other property of the Trust held by the Transfer Agent.

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Should the Agreement be terminated by the Trust or the Transfer Agent for any reason and if requested by the Trust, the Transfer Agent agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by the Trust so that, to the extent feasible, the services are maintained without interruption. The Trust shall reimburse (or cause the Sponsor to reimburse) the Transfer Agent for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Transfer Agent in the transition.

In the event the Transfer Agent is notified of the termination of the Trust, if any Shares remain outstanding after the date of termination, the Transfer Agent thereafter shall (i) discontinue the registration of transfers of Shares and (ii) shall not give any further notices or perform any further acts under the Trust Agreement and this Agreement unless instructed by the Sponsor.

12.	RESERVED

13.	ASSIGNMENT

13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by a party without the written consent of the other parties.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 14.1, no party shall make any commitments with third parties that are binding on any other party without the other parties’ prior written consent.

14.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with a transfer agent which is duly registered pursuant to Section 17A(c)(2) of the 1934 Act, including, but not limited to: (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”); (ii) a BFDS subsidiary; (iii) a BFDS affiliate; or (iv) another affiliated or unaffiliated third party duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to the Trust for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement. The Transfer Agent shall provide a list of unaffiliated subcontractors, if any, retained by it to provide services to the Trust hereunder upon the reasonable written request of the Trust.

15.	MISCELLANEOUS

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

15.2	Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of New York without giving effect to the principles of conflicts of law rules thereof. To the extent permitted by

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law, each party waives any right to trial by jury in any legal proceeding arising out of or relating to this Agreement. The parties hereto agree that any dispute, controversy, action, proceeding or claim of whatever nature arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, its formation, any breach hereof or any transaction covered hereby (each, a “Dispute”), shall be brought exclusively in federal or state courts located in New York, New York. Each of the parties irrevocably consents to the jurisdiction and venue of the courts of the State of New York located in New York County and federal courts located in the Southern District of New York with respect to any Dispute.

15.3	Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

15.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers’ license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.5	Non-Disparagement. The parties, on behalf of themselves and their representatives, further expressly agree not to make, publish, or communicate in public, any disparaging remarks, comments, writings, or statements concerning another party or any member of another party or any of its affiliates, managers, members, officers, directors, clients, suppliers, employees, partners, vendors, contractors, consultants or agents. “Disparaging” remarks, comments, writings, and/or statements are those that impugn, criticize, or denigrate (a) another party or any member of another party or any of its affiliates, managers, members, officers, directors, clients, suppliers, employees, partners, vendors, contractors, consultants or agents and/or (b) the character, honesty, integrity, morality, business acumen, or abilities of another party, any member of another party or any of its affiliates, managers, members, officers, directors, clients, suppliers, employees, partners, vendors, contractors, consultants or agents

15.6	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.7	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

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15.8	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.9	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

15.10	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.11	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

15.12	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.13	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division–Global Services Americas

One Lincoln Street

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Boston, MA 02111

Attention: Senior Vice President and Senior Managing Counsel

(b)	If to the Trust, to:

WINKLEVOSS BITCOIN TRUST

c/o Digital Asset Services, LLC

Farmers Bank Building

301 N. Market Street

Suite 1463

Wilmington, DE 19801

With a copy to:

WINKLEVOSS BITCOIN TRUST

c/o Winklevoss Capital Management

30 West 24th Street, 4th Floor

New York, NY 10010

Attention: General Counsel

(c)	If to the Sponsor, to:

DIGITAL ASSET SERVICES, LLC

Farmers Bank Building

301 N. Market Street

Suite 1463

Wilmington, DE 19801

With a copy to:

DIGITAL ASSET SERVICES, LLC

c/o Winklevoss Capital Management

30 West 24th Street, 4th Floor

New York, NY 10010

Attention: General Counsel

15.14	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

15.15	Employment of Others. The Transfer Agent may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Transfer Agent, as the Transfer Agent may deem desirable to assist it in performing its duties under this Agreement without the consent of the Trust; provided, however, that the compensation of such person or persons shall be paid by the Transfer Agent and that the Transfer Agent shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

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15.16	Business Continuity. The Transfer Agent shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control. The Transfer Agent shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Transfer Agent shall discuss with the Trust or the Sponsor any business continuity/disaster recovery plan of the Transfer Agent and/or provide a high-level presentation summarizing such plan

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
	Name:	Andrew Erickson
	Title:	Executive Vice President

WINKLEVOSS BITCOIN TRUST

By:	/s/ Tyler Winklevoss
	Name:	Tyler Winklevoss
	Title:	Digital Asset Services, LLC, Chief Financial Officer, for and on behalf of Winklevoss Bitcoin Trust

DIGITAL ASSET SERVICES, LLC Solely with respect to Section 2 hereof

By:	/s/ Cameron Winklevoss
	Name:	Cameron Winklevoss
	Title:	Chief Executive Officer

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